News Release

www.nortel.com	Exhibit 99.1

FOR IMMEDIATE RELEASE:	March 4, 2010

For more information:

Media Relations

MediaRelations@nortel.com

Nortel Reports Financial Results for the Fourth Quarter and Full Year 2010

•

Through the creditor protection process, Nortel has sold substantially all of its businesses generating approximately $3.2 billion in net proceeds for the benefit of its creditors, and preserving 16,000 jobs for employees with the purchasers of the businesses

•	Cash position as of December 31, 2010, impacted by the deconsolidation of the U.S. Debtors and their subsidiaries (U.S. Subsidiaries), continues to reflect restructuring progress

•

Focus remains on maximizing value for stakeholders, including the provision of transition services to purchasers, assessing strategic alternatives to maximize value of Nortel’s extensive intellectual property portfolio, sale of remaining assets, wind down of global operations, ongoing cost reduction, and other significant work toward the conclusion of the Creditor Protection Proceedings

Financial Presentation and Q4 2010 Results

The presentation of our financial results continues to be significantly impacted by accounting conclusions resulting from developments in the creditor protection process. The fourth quarter loss of $2.2 billion includes non-cash charges of approximately $2.1 billion resulting from the deconsolidation of the U.S. Subsidiaries, and accounting for them under the cost method of accounting, effective October 1, 2010.

•

Cash balance as of December 31, 2010 was $807 million, compared to $1.7 billion as of September 30, 2010, plus restricted cash balance of $3.2 billion of primarily divestiture proceeds. Cash balance as of September 30, 2010 related to the U.S. Subsidiaries of $966 million was deconsolidated as of October 1, 2010.

•	Fourth quarter revenues of $28 million related to MSS business and customer contracts not transferred with the sales of businesses

TORONTO—Nortel* Networks Corporation [OTC: NRTLQ] announced its results for the fourth quarter and full year 2010. Results were prepared in accordance with United States generally accepted accounting principles (GAAP) in U.S. dollars.

As of May 31, 2010, Nortel determined that it no longer had significant influence over the operating and financial policies of the EMEA Subsidiaries primarily due to the significance of the completed business divestitures. As a result, Nortel accounted for the EMEA Subsidiaries under the cost method of accounting as of June 1, 2010. Commencing June 1, 2010, the financial results of the EMEA Subsidiaries are no longer included in Nortel’s financial results. As of October 1, 2010, Nortel determined that the U.S. Subsidiaries would be deconsolidated and accounted for under the cost method of accounting. This change was largely based on Nortel’s work toward standalone debtor estates due to the diminishing interdependency between the estates primarily resulting from the sale of substantially all of Nortel’s global businesses. Commencing October 1, 2010, the financial results of the U.S. Subsidiaries are no longer included in Nortel’s financial results. In the context of the Creditor Protection Proceedings, Nortel continues to evaluate the method of accounting for all of its subsidiaries.

As a result of the divestitures of: (1) the Code Division Multiple Access (CDMA)/LTE Access and Enterprise Solutions (ES) businesses in the fourth quarter of 2009; (2) the Optical Networking and Carrier Ethernet, and Global System for Mobile communications (GSM)/GSM for Railways (GSM-R) businesses in the first quarter of 2010; and (3) the Carrier VoIP and Application Solutions (CVAS) business and Nortel’s interest in the LGN joint venture in the second quarter of 2010, only the residual contracts related to those businesses were included in the respective reportable segments. The MEN reportable segment also continued to include the multiservice switching products and related services (MSS) business. As announced on September 25, 2010, Nortel entered into asset sale agreements with Ericsson, the successful acquirer at auction, for the sale of the MSS business. Nortel and Ericsson are working toward a successful transition and closing of the transaction in the first quarter of 2011. As announced on December 1, 2010, Nortel China and other third parties entered into an asset sale agreement with Ericsson China for the sale of substantially all of the assets of Guangdong-Nortel Telecommunications Equipment Co. Ltd. (GDNT). Nortel, Nortel China and Ericsson China and the other shareholders of GDNT are working toward a successful transition and closing of the transaction in the second quarter of 2011.

The ES and LGN businesses are presented as discontinued operations while the other residual businesses are presented as continuing operations. The discussion below relates to Results from Continuing Operations under U.S. GAAP and excludes the financial results of the EMEA Subsidiaries and includes the financial results of the U.S. Subsidiaries for the first nine months of 2010 only. As a result, the comparative segment information has been recast to reflect this change.

Financial Summary

Nortel’s overall financial performance in the fourth quarter of 2010 was impacted by the sale of substantially all of its businesses in prior quarters.

•

Revenues in the fourth quarter of $28 million, with declines year over year in all segments and in all regions. Full year revenues were $620 million, with declines year over year in all segments and in all regions.

•

Gross margin of negative 42.9 percent in the fourth quarter, a decrease of 84.4 percentage points from the year ago quarter. Full year gross margin of 14.2 percent, a decrease of 29.9 percentage point from full year 2009.

•	SG&A expense in the fourth quarter of $106 million, a decrease of 23.7 percent from the year ago quarter. SG&A expense for the full year of $515 million, a decrease of 18.6 percent from 2009.

•	R&D expense in the fourth quarter of $1 million, a decrease of 99.2 percent from the year ago quarter. R&D expense for the full year of $107 million, a decrease of 84.8 percent from 2009.

•

Cash balance as of December 31, 2010 was $807 million, compared to $1.7 billion as of September 30, 2010. Excludes cash balance as of September 30, 2010 related to the U.S. Subsidiaries of $966 million. For clarity, the September 30, 2010 and December 31, 2010 cash balances exclude cash balances related to the EMEA Subsidiaries.

Segment Revenues

Segment revenues from continuing operations were $28 million in the fourth quarter of 2010 compared to $641 million for the fourth quarter of 2009, reflecting a reduction of 95.6 percent as a result of the business divestitures.

Segment Revenues B/(W)

	Q4 2010	YoY
Wireless Networks (WN)	$20	(93%)
Carrier VoIP and Application Solutions (CVAS)	0	(100%)
Metro Ethernet Networks (MEN)	8	(96%)
Other	0

Total Segment Revenues	$28	(96%)
from Continuing Operations

Discontinued Operations	$0	(100%)

Discontinued operations revenues from ES and LGN in the fourth quarter of 2010 were nil, a decrease of 100 percent compared with the year ago quarter as a result of the divestiture of the ES, NGS and DiamondWare businesses in the fourth quarter of 2009 and the sale of NNL’s interest in LGN in the second quarter of 2010.

Gross Margin

Gross margin declined to negative 42.9 percent of revenues in the fourth quarter of 2010 compared to 41.5 percent for the fourth quarter of 2009, primarily as a result of the business divestitures. Gross margin was also impacted by the ongoing costs related to delivery of the transition services agreements, the recovery of which is recorded in other operating income.

Operating Expenses

Operating Expenses B/(W)

	Q4 2010	YoY
SG&A	$106	24%
R&D	1	99%

Total Operating Expenses	$107	60%

A focus on reducing costs and the business divestitures resulted in lower operating expenses compared to the year ago quarter. Operating expenses were $107 million in the fourth quarter of 2010 compared to $268 million for the fourth quarter of 2009. Operating expenses were also impacted by a change in the methodology of allocating certain SG&A expenses related to corporate overhead costs to R&D expense and cost of revenues.

SG&A expense was $106 million in the fourth quarter of 2010, compared to $139 million for the fourth quarter of 2009. R&D expense was $1 million in the fourth quarter of 2010, compared to $129 million for the fourth quarter of 2009. These reductions were a result of the reasons described above.

Net Loss

The Company reported a net loss in the fourth quarter of 2010 of $2.3 billion compared to net earnings of $1.8 billion in the fourth quarter of 2009.

The net loss included reorganization items of $2.2 billion and interest expense of $79 million, partially offset by other operating income of $31 million comprised primarily of billings under transition services agreements and other income of $69 million.

The $2.2 billion in reorganization items primarily related to a charge of $2.2 billion resulting from the deconsolidation of the U.S. Subsidiaries. Other income of $69 million was comprised primarily of rental income of $9 million and a currency exchange gain of $64 million.

The net earnings in the fourth quarter of 2009 of $1.8 billion included a gain from discontinued operations of $696 million primarily related to the divestiture of the ES business to Avaya of $756 million, reorganization items of $1,261 million primarily related to the gain on the divestiture of the CDMA/LTE Access assets to Ericsson of $1,202, interest expense of $74 million, other charges of $44 million comprised in part by pension curtailment expense, and $80 million in income tax expense, partially offset by other income – net of $19 million, comprised in part of a currency exchange gain of $14 million

Cash

The cash balance as of December 31, 2010 was $807 million and restricted cash was $3.2 billion primarily related to the business divestiture proceeds, compared to a cash balance of $1.7 billion as of September 30, 2010. The year-end cash balance excludes the cash balance of $966 million related to the U.S. Subsidiaries deconsolidated effective October 1, 2010. The cash balance was also impacted by cash used in financing activities of $75 million primarily related to the repayment of a note to the U.S. Subsidiaries, cash used in operating activities of $53 and a net unfavorable foreign exchange impact of $10 million, partially offset by cash from investing activities of $225 million primarily related to proceeds from the sale of the Carling Facility.

Full Year 2010 Results

For 2010, revenues were $620 million compared to $3.5 billion for 2009. Nortel reported a net loss for 2010 of $4.1 billion, compared to net earnings of $0.5 billion for the year 2009.

Net loss for 2010 included reorganization items of $3.6 billion and interest expense of $306 million, partially offset by other operating income of $281 million comprised primarily of billings under transition services agreements and other income of $83 million.

Net earnings for 2009 included reorganization items of $971 million primarily related to the gain on the divestiture to Ericsson, income tax expense of $101 million, a currency exchange gain of $43 million, and net earnings from discontinued operations of $245 primarily related to the gain on the divestiture to Avaya of $756 million.

As previously announced, Nortel does not expect that the Company’s common shareholders or the NNL preferred shareholders will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

* * * * * *

About Nortel

For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.

About Nortel

Certain statements in this press release may contain words such as “could”, “expects”, “may”, “should”, “will”, “anticipates”, “believes”, “intends”, “estimates”, “targets”, “plans”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities laws. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. Nortel’s assumptions, although considered reasonable by Nortel at the date of this press release, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from the expectations set out herein.

Actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following: (i) risks and uncertainties relating to the Creditor Protection Proceedings including: (a) risks associated with Nortel’s ability to: stabilize the business and maximize the value of Nortel’s businesses; obtain required approvals and successfully consummate pending and future divestitures; ability to satisfy transition services agreement obligations in connection with divestiture of operations; successfully conclude ongoing discussions for the sale of Nortel’s other assets or businesses; develop, obtain required approvals for, and implement a court approved plan; allocation of the sale proceeds of our businesses among the various Nortel entities participating in these sales may take considerable time to resolve ongoing issues with creditors and other third parties whose interests may differ from Nortel’s; generate cash from operations and maintain adequate cash on hand in each of its jurisdictions to fund operations within the jurisdiction during the Creditor Protection Proceedings; continue to have cash management arrangements and obtain any further required approvals from the Canadian Monitor, the U.K. Administrators, the U.S. Principal Officer, the U.S. Creditors’ Committee, or other third parties; raise capital to satisfy claims, including Nortel’s ability to sell assets to satisfy claims against Nortel; realize full or fair value for any assets or business that are divested; utilize net operating loss carryforwards and certain other tax attributes in the future; avoid the substantive consolidation of NNI’s assets and liabilities with those of one or more other U.S. Debtors; operate Nortel’s business effectively under the new organizational structure, and in consultation with the Canadian Monitor, and the U.S. Creditors’ Committee and work effectively with the U.K. Administrators, French Administrator and Israeli Administrators in their respective administration of the EMEA businesses subject to the Creditor Protection Proceedings; continue as a going concern; actively and adequately communicate on and respond to events, media and rumors associated with the Creditor Protection Proceedings that could adversely affect Nortel’s relationships with customers, suppliers, partners and employees; retain and incentivize key employees and attract new employees as may be needed; retain, or if necessary, replace major suppliers on acceptable terms and avoid disruptions in Nortel’s supply chain regarding our remaining businesses and stranded contracts; obtain court orders or approvals with respect to motions filed from time to time; resolve claims made against Nortel in connection with the Creditor Protection Proceedings for amounts not exceeding Nortel’s recorded liabilities subject to compromise; prevent third parties from obtaining court orders or approvals that are contrary to Nortel’s interests; and (b) risks and uncertainties associated with: limitations on actions against any Debtor during the Creditor Protection Proceedings; the values, if any, that will be prescribed pursuant to any court approved plan to outstanding Nortel securities and, in particular, that Nortel does not expect that any value will be prescribed to the NNC common shares or the NNL preferred shares in any such plan; the delisting of NNC common shares from the NYSE; and the delisting of NNC common shares and NNL preferred shares from the TSX; and (ii) risks and uncertainties relating to Nortel’s business including fluctuations in foreign currency exchange rates; any requirement to make larger contributions to defined benefit plans in the future; a high level of debt, arduous or restrictive terms and conditions related to accessing certain sources of funding; the sufficiency of workforce and cost reduction initiatives; a failure to protect Nortel’s intellectual property rights; any adverse legal judgments, fines, penalties or settlements related to any significant pending or future litigation actions; failure to maintain integrity of Nortel’s information systems;; and Nortel’s potential inability to maintain an effective risk management strategy.

For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.

Note that Nortel will not be hosting a teleconference/audio webcast to discuss fourth quarter 2010 results.

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Consolidated Statements of Operations (unaudited)

(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	Three months ended		Twelve months ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Revenues:
Products	$23	$549	$501	$3,131
Services	5	92	119	315

	28	641	620	3,446

Cost of revenues
Products	34	356	486	1,832
Services	6	19	46	94

	40	375	532	1,926

Gross profit	(12)	266	88	1,520
	-42.9%	41.5%	14.2%	44.1%
Selling, general and administrative expense	106	139	515	633
Research and development expense	1	129	107	703

Management operating margin	(119)	(2)	(534)	184
	-425.0%	-0.3%	-86.1%	5.3%
Loss (gain) on sale of businesses and assets	—	1	3	—
Other operating expense (income) – net	(31)	44	(281)	83

Total operating expenses	76	313	344	1,419

Operating earnings (loss)	(88)	(47)	(256)	101
Other income (expense) – net	69	19	83	36
Interest expense
Long-term debt	(77)	(74)	(304)	(298)
Other	(2)	—	(2)	(1)

Earnings (loss) from operations before reorganization items, income taxes, equity in net earnings of associated companies and EMEA Subsidiaries	(98)	(102)	(479)	(162)
Reorganization items – net	(2,175)	1,261	(3,595)	971

Earnings (loss) from operations before incomes taxes and equity in net earnings of associated companies and EMEA Subsidiaries	(2,273)	1,159	(4,074)	809
Income tax benefit (expense)	3	(80)	40	(101)

Earnings (loss) from continuing operations before equity in net earnings of associated companies and EMEA Subsidiaries	(2,270)	1,079	(4,034)	708
Equity in net earnings (loss) of associated companies – net of tax	—	—	(1)	(3)
Equity in net earnings (loss) of EMEA Subsidiaries (a)	—	3	(50)	(445)

Net earnings (loss) from continuing operations	(2,270)	1,082	(4,085)	260
Net earnings (loss) from discontinued operations – net of tax (b)	(4)	696	24	245

Net earnings (loss)	(2,274)	1,778	(4,061)	505
Income attributable to noncontrolling interests	(3)	(1)	(14)	(17)

Net loss attributable to Nortel Networks Corporation	$(2,277)	$1,777	$(4,075)	$488

Average shares outstanding (millions) – Basic	499	499	499	499
Average shares outstanding (millions) – Diluted	499	536	499	536
Basic earnings (loss) per common share – continuing operations	($4.56)	$2.17	($8.22)	$0.49
Basic earnings (loss) per common share – discontinued operations	($0.01)	$1.40	$0.05	$0.49

Total basic earnings (loss) per common share	($4.57)	$3.57	($8.17)	$0.98

Diluted earnings (loss) per common share – continuing operations	($4.56)	$2.03	($8.22)	$0.49
Diluted earnings (loss) per common share – discontinued operations	($0.01)	$1.30	$0.05	$0.46

Total diluted earnings (loss) per common share	($4.57)	$3.33	($8.17)	$0.95

(a)	Nortel determined that, as of the Petition Date, the presentation of the EMEA Subsidiaries under the equity method of accounting was more appropriate based on the conclusion that Nortel exercised significant influence over those entities. The equity method of accounting resulted in the financial position and results of operations of the EMEA Subsidiaries being presented net on a single line on the balance sheet and statement of operations, respectively, versus being combined gross into each individual line item. As of May 31, 2010, the EMEA Subsidiaries are accounted for under the cost method of accounting.

(b)	Nortel determined that, as of October 1, 2010, the U.S. Debtors, and their subsidiaries (U.S. Subsidiaries), should be accounted for under the cost method of accounting.

(c)	The ES business as well as the shares of NGS and DiamondWare are presented as discontinued operations beginning with the quarter ended September 30, 2009. The LGN business is presented as discontinued operations beginning with the quarter ended June 30, 2010. Accordingly, comparative periods have been recast to give effect for the changes in presentation.

6

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Consolidated Balance Sheets (unaudited)

(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	December 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$807	$1,998
Short-term investments	—	18
Restricted cash and cash equivalents	158	92
Accounts receivable – net	194	625
Inventories – net	4	183
Deferred income taxes – net	—	24
Other current assets	154	348
Assets held for sale	39	272
Assets of discontinued operations	4	148

Total current assets	1,360	3,708

Restricted cash	3,061	1,928
Investments	—	117
Plant and equipment – net	30	688
Goodwill	—	9
Intangible assets – net	—	51
Deferred income taxes – net	—	10
Other assets	65	177

Total assets	$4,516	$6,688

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Trade and other accounts payable	$319	$294
Payroll and benefit-related liabilities	42	128
Contractual liabilities	69	93
Restructuring liabilities	1	4
Other accrued liabilities	55	660
Liabilities held for sale	10	205
Liabilities of discontinued operations	5	53

Total current liabilities	501	1,437

Long-term liabilities
Long-term debt	—	41
Investment in net liabilities of EMEA Subsidiaries	—	534
Deferred income taxes – net	—	7
Other liabilities	31	226

Total long-term liabilities	31	808

Liabilities subject to compromise	10,440	7,358
Liabilities subject to compromise of discontinued operations	35	129

Total liabilities	11,007	9,732

SHAREHOLDERS’ DEFICIT
Common shares, without par value – Authorized shares: unlimited;	35,604	35,604
Issued and outstanding shares: 498,206,366 as of December 31, 2010 and 2009
Additional paid-in capital	3,597	3,623
Accumulated deficit	(45,951)	(41,876)
Accumulated other comprehensive income	(362)	(1,124)

Total Nortel Networks Corporation shareholders’ deficit	(7,112)	(3,773)

Noncontrolling interest	621	729

Total shareholders’ deficit	(6,491)	(3,044)
Total liabilities and shareholders’ deficit	$4,516	$6,688

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Consolidated Statements of Cash Flows

(U.S. GAAP; Millions of U.S. dollars)

	Three months ended		Twelve months ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Cash flows from (used in) operating activities
Net earnings (loss) attributable to Nortel Networks Corporation	$(2,277)	$1,777	$(4,075)	$488
Net (earnings) loss from discontinued operations – net of tax	4	(696)	(24)	(245)
Adjustments to reconcile net earnings (loss) to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	24	28	75	167
Non-cash portion of cost reduction activities	—	—	—	18
Equity in net earnings of associated companies – net of tax	—	—	1	3
Equity in net (earnings) loss of EMEA Subsidiaries	—	(3)	50	445
Share-based compensation expense	—	(17)	—	56
Deferred income taxes	—	(1)	(6)	7
Pension and other accruals	18	103	101	256
Loss on sales of business and impairment of assets – net	—	—	2	1
Income (loss) attributable to noncontrolling interests – net of tax	3	1	14	17
Reorganization items – non cash	2,155	(1,323)	3,434	(1,058)
Other – net	(2)	903	422	424
Change in operating assets and liabilities: Other	30	275	159	693

Net cash from (used in) operating activities of continuing operations	(45)	1,047	153	1,272
Net cash from (used in) operating activities of discontinued operations	(8)	(933)	(385)	(937)

Net cash from (used in) operating activities	(53)	114	(232)	335

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(1)	(5)	(9)	(31)
Proceeds on disposals of plant and equipment	203	9	203	96
Change in restricted cash and cash equivalents	8	(1,901)	(1,213)	(1,983)
Decrease in short-term and long-term investments	—	6	24	46
Acquisitions of investments and businesses – net of cash acquired	—	(1)	(3)	(2)
Proceeds from sales of investments and businesses and assets – net	7	1,085	994	1,091

Net cash from (used in) investing activities of continuing operations	217	(807)	(4)	(783)
Net cash from (used in) investing activities of discontinued operations	8	882	211	889

Net cash from (used in) investing activities	225	75	207	106

Cash flows from (used in) financing activities
Dividends paid, including paid by subsidiaries to noncontrolling interests	—	—	(19)	(6)
Decrease in notes payable	(75)	—	(75)	(41)
Repayment of capital leases	—	(2)	(4)	(9)

Net cash from (used in) financing activities of continuing operations	(75)	(2)	(98)	(56)
Net cash from (used in) financing activities of discontinued operations	—	(44)	(77)	(73)

Net cash from (used in) financing activities	(75)	(46)	(175)	(129)

Effect of foreign exchange rate changes on cash and cash equivalents	(10)	(1)	1	50
Reduction of cash and cash equivalents of deconsolidated subsidiaries	(966)	—	(992)	—

Net cash from (used in) continuing operations	(879)	237	(940)	483
Net cash from (used in) discontinued operations	—	(95)	(251)	(121)

Net increase (decrease) in cash and cash equivalents	(879)	142	(1,191)	362
Cash and cash equivalents at beginning of period	1,686	1,856	1,998	2,397
Less cash and cash equivalents of EMEA Subsidiaries	—	—	—	(761)

Adjusted cash and cash equivalents at beginning of period	1,686	1,856	1,998	1,636

Cash and cash equivalents at end of period	807	1,998	807	1,998
Less cash and cash equivalents of discontinued operations at end of period	—	(251)	—	(251)

Cash and cash equivalents of continuing operations at end of period	$807	$1,747	$807	$1,747

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Consolidated Financial Information (unaudited)

(U.S. GAAP; Millions of U.S. dollars)

Segmented revenues

The following table summarizes our revenue and management operating margin by segment. The financial information for our business segments does not include the results of the EMEA Subsidiaries, which is consistent with the way we manage our business segments.

	Three months ended		Twelve months ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Segment Revenues
Wireless Networks	$20	$291	$211	$2,072
Carrier VoIP and Application Systems	—	140	166	521
Metro Ethernet Networks	8	210	241	853

Total reportable segments	28	641	618	3,446
Other	—	—	2	—

Total segment revenues	28	641	620	3,446

Management Operating Margin
Wireless Networks	$6	$62	$89	$515
Carrier VoIP and Application Systems	(1)	7	(53)	(12)
Metro Ethernet Networks	(4)	(10)	(33)	(49)

Total reportable segments	1	59	3	454
Other	(120)	(61)	(537)	(270)

Total Management Operating Margin	(119)	(2)	(534)	184
	-425.00%	-0.31%	-86.13%	5.34%
Amortization of intangible assets	—	—	—	—
Loss on sales of businesses and assets	—	1	3	—
Other operating expense (income) – net	(31)	44	(281)	83

Total operating loss	(88)	(47)	(256)	101
Other income (expense) – net	69	19	83	36
Interest expense	(79)	(74)	(306)	(299)
Reorganization items – net	(2,175)	1,261	(3,595)	971
Income tax benefit (expense)	3	(80)	40	(101)
Equity in net earnings (loss) of associated companies – net of tax	—	—	(1)	(3)
Equity in net earnings (loss) of EMEA Subsidiaries	—	3	(50)	(445)

Net earnings (loss) attributable to Nortel Networks Corporation from continuing operations	$(2,270)	$1,082	$(4,085)	$260

Geographic revenues

The following table summarizes our geographic revenues based on the location of the customer for:

	Three months ended		Twelve months ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Revenues
United States	$2	$398	$342	$2,370
EMEA (a)	—	6	3	10
Canada	—	97	45	335
Asia	26	84	181	477
CALA (b)	—	56	49	254

Total revenues	$28	$641	$620	$3,446

(a)	Europe, Middle East and Africa
(b)	Caribbean and Latin America

Network Solutions revenues

The following table summarizes our revenue by segment. The financial information for our business segments does not include the results of the EMEA Subsidiaries, which is consistent with the way we manage our business segments.

	Three months ended		Twelve months ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Revenues
Wireless Networks
CDMA solutions	$4	$167	$38	$1,515
GSM and UMTS solutions	16	124	173	557

	20	291	211	2,072
Carrier VoIP and Application Systems
Circuit and packet voice solutions	—	140	166	521

	—	140	166	521
Metro Ethernet Networks
Optical networking solutions	—	175	147	765
Data networking and security solutions	8	35	94	88

	8	210	241	853
Other	—	—	2	—

Total revenues	$28	$641	$620	$3,446